    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997
                           REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                                CYTRX CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                     58-1642740
  (State or Other Jurisdiction                  (I.R.S. Employer Identification
of Incorporation or Organization)                             Number)

                             154 TECHNOLOGY PARKWAY
                             TECHNOLOGY PARK/ATLANTA
                             NORCROSS, GEORGIA 30092
                                 (770) 368-9500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                 JACK J. LUCHESE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CYTRX CORPORATION
                             TECHNOLOGY PARK/ATLANTA
                             NORCROSS, GEORGIA 30092
                                 (770) 368-9500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

  GEORGE M. MAXWELL, JR.                                MARK W. REYNOLDS
     ALSTON & BIRD LLP                              CHIEF FINANCIAL OFFICER
    ONE ATLANTIC CENTER                                CYTRX CORPORATION
1201 WEST PEACHTREE STREET                          TECHNOLOGY PARK/ATLANTA
ATLANTA, GEORGIA 30309-3424                         NORCROSS, GEORGIA 30092
      (404) 881-7000                                     (770) 368-9500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ] ______

                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================
 Title of Shares to be        Amount                 Proposed Maximum       Proposed Maximum        Amount of
 Registered                   to be Registered       Offering Price Per     Aggregate Offering      Registration
                                                     Share(1)               Price(1)                Fee(1)
------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
 value per share              603,000 shares         $3.813                 $2,299,239.00           $696.65
=================================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and registration fee are based upon the average of the high and low prices of the Registrant's Common Stock on October 30, 1997 as reported on the Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997

                                 603,000 SHARES

                                CYTRX CORPORATION

                                  COMMON STOCK

         This prospectus relates to the offering for resale of 603,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock") of CytRx Corporation, a Delaware corporation ("CytRx" or the "Company") for the account of the Selling Stockholders identified herein. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         The Common Stock is traded on the Nasdaq National Market under the symbol "CYTR." On November 4, 1997, the last reported sale price on the Nasdaq National Market was $4.4375 per share."

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All or a portion of the Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, in negotiated transactions, or by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Plan of Distribution" The
Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders, other than discounts, concessions or commissions to underwriters, agents or broker-dealers and fees and expenses of counsel and other advisors to the Selling Stockholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus and made a part hereof:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including those portions of the Company's definitive proxy statement for the Annual Meeting of Stockholders held on June 26, 1997 incorporated by reference therein), as amended by the Company's Amendment No. 1 to Annual Report on Form 10-K/A dated April 30, 1997;

         (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

         (c) the Company's Current Report on Form 8-K dated April 17, 1997;

         (d) the Company's Current Report on Form 8-K dated June 3, 1997 as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 21, 1997;

         (e) the Company's Amended Registration Statement on Form 8-A filed with the Commission on April 17, 1997, as amended by the Company's Amended Registration Statement on Form 8-A/A filed with the Commission on April 24, 1997;

         (f) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective on March 1, 1996.

         All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Neither the Company nor the Initial Purchasers will update this Prospectus for events occurring subsequent to the date of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made in writing to the attention of Corporate Secretary, CytRx Corporation, 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092, Telephone: (770) 368-9500.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                           FORWARD-LOOKING STATEMENTS

         When used in this Prospectus and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the Company's business strategy and means to implement the strategy, goals, amount of capital expenditures, and likelihood of the Company's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, some of which are set forth under "Risk Factors" in this Prospectus and include the Company's ability to manage growth, rapid technological change and risk of obsolescence of the Company's products, services and technology. The Company cautions that such factors are not exclusive. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

         THIS PROSPECTUS INCLUDES PRODUCT NAMES, TRADE NAMES, SERVICE MARKS AND TRADEMARKS OF CYTRX, ITS SUBSIDIARIES AND OTHER COMPANIES INCLUDING, WITHOUT LIMITATION, VAXCEL(TM), VETLIFE(TM), FLOCOR(TM), THERMAX(TM), V*NET(TM), BENCHMARK(TM), CYTRX(R), RHEOTHRX(R), OPTIVAX(R), AND TITERMAX(R).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors", "Business" and financial statements and notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANY

         CytRx Corporation was founded in 1985 and is engaged in the development and commercialization of pharmaceutical-related products and services including human therapeutics focused on high-value critical-care therapies.

         In addition to its development work in human therapeutics, CytRx has created several operating subsidiaries to broaden the development of its technologies without losing focus on its core critical-care strategy. Vaxcel, Inc. ("Vaxcel") is developing its Optivax delivery system to enhance the effectiveness of vaccines. Zynaxis, Inc. ("Zynaxis"), a newly acquired wholly-owned subsidiary of Vaxcel, is developing technologies for the oral and mucosal delivery of vaccines. Vetlife, Inc. ("Vetlife") is engaged in developing food animal products and marketing and distributing technologies to enhance North American beef cattle productivity. Proceutics, Inc. ("Proceutics") provides preclinical development services to the pharmaceutical industry.

NEW BUSINESS DEVELOPMENTS

         Effective May 21, 1997, Vaxcel Merger Subsidiary, Inc., a Georgia corporation and wholly owned subsidiary of Vaxcel formed for the purpose of the transaction ("Vaxcel Merger Sub") merged with and into Zynaxis, a Pennsylvania corporation and publicly held biotechnology company engaged in the development of certain vaccine technologies (the "Merger").

         As part of the Merger (i) shares of common stock of Vaxcel were issued to the existing shareholders of Zynaxis in exchange for all of the outstanding shares of capital stock of Zynaxis and (ii) Vaxcel issued to CytRx shares of common stock of Vaxcel and a warrant to purchase shares of common stock of Vaxcel in exchange for CytRx's contribution to Vaxcel of $4,000,000, less the outstanding principal and interest under a secured loan extended to Zynaxis by CytRx.

         As a result of the Merger, CytRx owns approximately 87.5% of the outstanding common shares of Vaxcel, with the remaining 12.5% held by the former shareholders of Zynaxis, and Zynaxis became a wholly-owned subsidiary of Vaxcel. The Merger was treated as a purchase by Vaxcel and constituted a tax-free reorganization for the former Zynaxis shareholders. Also in connection with the Merger (i) warrants to purchase Zynaxis common stock were converted into warrants for the purchase of Vaxcel common stock, and (ii) convertible notes issued by Zynaxis were converted into the right to receive shares of Vaxcel common stock.

         As a result of the Merger, Vaxcel acquired the PLG microencapsolation and mucoadhesive vaccine technologies of Zynaxis which have been designed for oral and mucosal delivery. The Company believes that these Zynaxis technologies will be complementary to Vaxcel's vaccine technologies.

         On October 22, 1997 CytRx privately placed (the "Note Sale") with certain investors (the "Investors"), $2,000,000 of its convertible notes (the "Debentures"). The Debentures may be converted into Common Stock on and after December 21, 1997 at a price of the lesser of 85% of the average closing bid price for a share of Common Stock for the 10 days preceding the conversion, or $5.68 per share (the "Conversion Price"). The Debentures were sold at par and bear interest at a rate of 6% per annum. Also in connection with the Note Sale, the Investors were issued two year warrants (the "Warrants") to purchase 40,000 shares of Common Stock at an exercise price of $5.68. The terms of the Debentures grant CytRx the right to redeem the Debentures at 110% of par if the Conversion Price falls below $4.00.

         In addition, CytRx has the option, subject to certain conditions, to sell to the Investors an additional $2,000,000 in value of the Debentures. Also in connection with the Note Sale, CytRx agreed to file a registration statement relating to the shares of Common Stock into which the Debentures are convertible and the Warrants are exercisable, and to keep such registration statement effective until October 22, 1999 (or such earlier date when the holders of the Securities are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise).

                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock. This Prospectus and the documents incorporated herein contain certain forward-looking statements which are inherently uncertain. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

         The Company, its wholly-owned operating subsidiaries Vetlife and Proceutics, and its majority-owned subsidiary, Vaxcel, cumulatively incurred net losses for each of the fiscal years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997. Reference herein to "the Company" includes CytRx, Vetlife, Proceutics and Vaxcel. For the month ended September 30, 1997, the Company had consolidated net operating losses of approximately $4,234,663. In view of the prior operating history of the Company, there can be no assurance that the Company will be able to achieve profitability on a quarterly or annual basis or that it will be able to sustain or increase its revenue growth in future periods.

         The Company will incur substantial additional losses until such time, if any, that its primary products, including, but not limited to Flocor(TM) and Optivax(R), have achieved significant sustained commercial sales, which will be dependent upon a number of factors including, but not limited to, receipt of regulatory approval for the sale of such products. Such approval is not likely to occur for a number of years. There can be no assurance that such products of the Company under development will be approved for sale by regulatory authorities, that Flocor, Optivax or any other product of the Company under development can be successfully commercialized or that the Company will achieve significant revenues from sales of Flocor, Optivax or any other product. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

         The Common Stock is quoted on the Nasdaq National Market. The market prices for securities of pharmaceutical and biotechnology companies (including CytRx) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Common Stock.

BUSINESS ACQUISITION

         Effective May 21, 1997, Zynaxis, a publicly-held biotechnology company engaged in the development of certain vaccine technologies, merged with Vaxcel Merger Sub, a wholly-owned subsidiary of Vaxcel formed for the purpose of the transaction. As a result of the Merger, Zynaxis became a wholly-owned subsidiary of Vaxcel.

         In connection with the Merger, all of the outstanding shares of Zynaxis were converted into shares of Vaxcel based upon certain exchange ratios. Also in connection with the Merger, CytRx contributed $4,000,000, less the amount outstanding under Zynaxis' secured note payable to CytRx, and in exchange therefor CytRx received shares of Vaxcel common stock and a warrant to purchase shares of Vaxcel common stock. As a result of the Merger, CytRx owns approximately 87.5% of the capital stock of Vaxcel and the former shareholders of Zynaxis own approximately 12.5% thereof. The Merger was treated as a purchase by Vaxcel and constituted a tax-free reorganization for the former Zynaxis stockholders.

         Also as a result of the Merger, Vaxcel acquired from Zynaxis the PLG microencapsulation and mucoadhesive vaccine technologies. The Company deems such Zynaxis technologies to be complementary to Vaxcel's technologies, including Optivax. There can be no assurance that the Company can successfully market, sell or distribute the Zynaxis technologies, or that the Zynaxis technologies will function in accordance with the Company's expectations. Failure to market, sell or distribute the Zynaxis technologies, or the failure of the Zynaxis technologies to meet the expectations of the Company may have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

         Many companies, including large pharmaceutical, chemical and biotechnology firms with financial resources, research and development staffs, and facilities that are substantially greater than those of the Company, are engaged in the research and development of pharmaceutical products that could compete with the products under development by the Company. Furthermore, many of the Company's existing or potential competitors have extensive experience in research, preclinical testing, human clinical trials, obtaining Food and Drug Administration ("FDA") and other regulatory approvals, and manufacturing and marketing their products, or are allied with major pharmaceutical companies that can afford them these advantages. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and/or such products may be more effective than those under development by the Company or its licensees and corporate partners.

         In general, competition in the pharmaceutical, chemical and biotechnology field is based on such factors as product performance and safety, product acceptance by physicians, patent protection, manner of delivery, ease of use, price, distribution and marketing. The Company's products and potential products are in various stages of development, and no assurance can be given that any of these products or potential products will sufficiently enhance the use of existing pharmaceutical products to generate meaningful commercial demand.

         Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and the regulatory approval process, gain reimbursement acceptance and supply commercial quantities of the product for distribution to the market are expected to be important competitive factors.

         The failure of the Company's product to generate meaningful commercial demand, or the failure of the Company's product to gain substantial market acceptance and market share would have a material adverse effect on the Company's business, financial condition or results of operations.

COMMERCIALIZATION; LACK OF MARKETING EXPERIENCE; STRATEGIC ALLIANCES

         It is anticipated that the Company will market and sell a significant portion of its products directly. The Company has limited experience in sales, marketing or distribution of pharmaceutical products and its success in marketing its products will be based on a number of factors including market size and concentration in the Company's designated markets, the size and expertise of the Company's sales force in such designated markets and the Company's overall strategic objectives. There can be no assurance that the factors necessary to successfully market the Company's products will be favorable, or that the Company will be able to obtain the expertise necessary to successfully market its products.

         A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. Vaxcel's business strategy is to license its products to pharmaceutical and biotechnology companies engaged in vaccine research and development. Vaxcel has entered into option agreements for the development of Optivax with Medeva PLC and Connaught Laboratories, Inc., and a license agreement with Corixa Corporation. Likewise, ALK A/S, a Danish company, executed a development and licensing agreement with Zynaxis (acquired by Vaxcel in May 1997) which granted ALK exclusive, worldwide rights to evaluate and develop the Zynaxis technologies for oral delivery of bioactive substances for the treatment of allergies. In addition, VetLife's strategy is to enter into worldwide manufacturing, marketing, and distribution alliances. Vetlife has entered into such agreements with Ivy Laboratories, Inc. ("Ivy") and Elanco Animal Health, a division of Eli Lilly and Company ("Elanco"). Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships with these strategic partners. A termination of one or more of the Company's relationships with a strategic partner could have a material adverse effect on the Company's overall performance, and with respect to the products of Vaxcel and Zynaxis, would cause the Company to establish marketing and distribution channels for its products.

         Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its products, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not always establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements, or the reassessment of the strategic partners' business goals which do not correlate with the business goals of the Company. The Company's inability to comply with the terms of its strategic partner arrangements could result in its strategic partners seeking alternative arrangements with other pharmaceutical or biotechnology companies, which could have a material adverse impact on the Company.

GOVERNMENT REGULATION

         The production and marketing of the Company's products and its ongoing research and development activities, including preclinical studies and clinical trials, are subject to extensive regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and market, its current or future products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its current products or that the Company will obtain on a timely basis, or at all, regulatory approvals to conduct clinical trials or to market products that may be developed in the future. Prior to marketing any product developed by the Company, or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process can take many years and require the expenditure of substantial resources.

         The Company must demonstrate through preclinical studies and clinical trials that its products are safe and efficacious for use in each proposed indication. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the therapeutics industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the ability of the Company to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

         Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for new product approval during the period of product development and regulatory review of each submitted pre-market approval application, new drug application or other required approval application. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed by the Company. Moreover, if FDA approval of a product is granted, such approval will entail limitations on the indicated uses for which it may be marketed and may impose labeling requirements which may adversely affect the Company's ability to market its products.

         The products of the Company may be regulated in other countries by foreign agencies comparable in authority to the FDA. The process of obtaining regulatory approval in other countries is often as costly, time-consuming and uncertain as it is in the United States. In addition, foreign agencies may apply different or more stringent standards than the FDA and require additional or different clinical studies. Foreign agencies also may fail to approve the products even if the FDA has done so.

         Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions or civil penalties, FDA refusal to approve marketing applications, and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's products in such countries. The failure of the Company to obtain the necessary regulatory approval would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PATENT PROTECTION

         The Company's success will depend, in part, upon its ability to develop patentable products and technologies and to obtain patent protection for its products and technologies both in the United States and in other countries. The Company's products are covered by a number of issued United States and foreign patents, including a patent in the name of the Company for RheothRx, the non-purified form of Flocor. The Company has filed a number of United States and counterpart patent applications in other countries. The Company owns some of these patents and is the exclusive licensee of others. The Company believes that its patents are critical to its prospects for success. There can be no assurance that the Company's United States and foreign issued or pending applications will offer any protection or that they will not be challenged, invalidated or circumvented. In addition, there can be no assurance that competitors will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

         The Company's patent estate is subject to numerous potential threats. Critical patent applications may not issue or may issue with limitations which materially reduce their coverage; competitors may challenge the validity of the Company's patents through challenges within the United States Patent and Trademark Office and its foreign equivalents or through lawsuits in the courts; or competitors may claim that the Company's products infringe competitors' patents. Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Accordingly, there can be no assurance that current and potential competitors or other third parties have not filed or will not file applications for, or have not received or will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company.

         Governmental patent agencies have considerable discretion over their internal processes, and their decisions are given great weight by the courts. There can be no assurance that the Company's pending applications will issue, or issue with satisfactory coverage, or that the Company's issued patents will not be successfully challenged by a competitor.

         It is possible that the Company's products or processes will infringe, or will be found to infringe, patents not owned or controlled by the Company. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms acceptable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets and could result in a substantial cost to and diversion of efforts by the Company or any of its subsidiaries.

         The Company also relies on trade secrets, proprietary know-how and continuing technological innovation which it seeks to protect with confidentiality agreements with collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently discovered by competitors.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS

         The future revenues and profitability of and availability of capital for biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY MANAGEMENT

         The Company's success will continue to depend to a significant extent on the members of its management and scientific staff, particularly its Chief Executive Officer, Jack J. Luchese. The Company has an employment contract with Mr. Luchese which expires at the end of 1998. In addition, the success of Vaxcel will depend, in large part, on Paul W. Wilson, its President and Chief Executive Officer. Also, Vetlife's future success is significantly dependent upon its President and Chief Executive Officer, Richard O. Shuler. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior management and members of its scientific staff. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. The loss of services of Messrs. Luchese, Wilson, Shuler, or of any other key employee could have a material adverse effect upon the Company's business.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

         The Company's research and development activities involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business, financial condition and results of operations may be materially adversely affected by current or future environmental laws or regulations.

POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

         The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a product is approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from such products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company.

ANTI-TAKEOVER PROTECTIONS

         In its 1997 annual meeting, the stockholders of the Company voted to classify its board of directors. As a result of the classification of the board of directors, at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of the Company board, except in the event of vacancies resulting from removal for cause (in which case the remaining directors would fill the vacancies so created). It should also be noted that the classification provision will apply to every election of directors, rather than only an election occurring after a change in control. The classification of directors has the effect of making it more time-consuming to change majority control of the Company's

Board of Directors, and accordingly may cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders.

         The Restated Bylaws of the Company provide that the number of directors will be fixed from time to time with the approval of two-thirds of the of Board of Directors or the affirmative vote of at least 80% of the issued and outstanding shares of the Company's Common Stock. Moreover, the Restated Bylaws provides that directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

         The Company's Restated Bylaws contain a provision requiring a stockholder to give notice, not later than the number of days specified in Rule 148(a)(4) of the Exchange Act (currently 120 days), of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or a director nomination at a stockholder meeting without the Company having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing the directors of the Company with more time to prepare an opposition to a proposed change in control.

         Pursuant to a Shareholder Protection Rights Agreement dated as of April 16, 1997 by and between American Stock Transfer & Trust Company, as rights agent, and the Company (the "Rights Agreement"), each share of Common Stock is issued one right (a "Right") which entitles the registered holder to purchase from the Company 1/10,000th of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Series A Participating Preferred Stock"), at a purchase price of $30 per Unit, subject to adjustment. Until the Separation Time, the Rights are unexercisable and attach to and transfer with the Common Stock certificates. The "Separation Time" will occur upon the earlier of an announcement of the acquisition by a third party (an "Acquiring Person") of 15% or more of the Common Stock, or the commencement of a tender offer for 15% or more of the Common Stock.

         The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company with, where required by the Rights Agreement, the concurrence of a majority of the continuing directors, unless the offer is conditioned on a substantial number of Rights being acquired. However, the Rights should not interfere with any merger, statutory share exchange or other business combination approved by a majority of the directors since the Rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by the Company that a person has become an Acquiring Person. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, the Company. To the extent any potential acquirors are deterred by the Rights, the Rights may have the effect of preserving the incumbent management in office. See "DESCRIPTION OF CAPITAL STOCK - Stock Purchase Rights."

                                    BUSINESS

OVERVIEW

         CytRx Corporation was founded in 1985 and is engaged in the development and commercialization of pharmaceutical-related products and services including human therapeutics focused on high-value critical-care therapies.

         In addition to its development work in human therapeutics, CytRx has created three subsidiaries to broaden the development of its technologies without losing focus on its core critical-care strategy. Vaxcel, Inc. is developing its Optivax(R) delivery system to enhance the effectiveness of vaccines. Vetlife, Inc. is developing products to enhance food animal growth. Vetlife Also Recently Recreated Its New Cattle Business Unit To Market And Distribute Cattle Growth Promotant Products To Beef Producers. Proceutics, Inc. provides preclinical development services to the pharmaceutical industry. In addition, in May 1997 the Company acquired Zynaxis, Inc. which develops vaccines for oral and mucosal delivery.

PRODUCT DEVELOPMENT

         Consolidated expenditures for research and development activities were $3.1 million, $7.1 million, and $6.8 million during the years ended December 31, 1996, 1995, and 1994, respectively, and $3.0 million for the nine month period ended September 30, 1997.

         CYTRX

         CytRx's human therapeutics product development efforts are focused on critical-care products providing target opportunities for high-value breakthrough products to address unmet medical needs. CytRx's current product development focus is Flocor(R), which the Company believes has the potential to alleviate the pain anD suffering associated with sickle cell crisis.

         In June 1989, the FDA informed CytRx of its decision to grant RheothRx(R) "Orphan Drug" designation foR the treatment of sickle cell crisis. RheothRx is the non-purified form of Flocor. The Orphan Drug Act of 1983, as amended, provides incentive to drug manufacturers to develop drugs for the treatment of rare diseases (e.g. diseases that affect less than 200,000 individuals in the United States, or diseases that affect more than 200,000 individuals in the United States where the sponsor does not reasonably anticipate that its product will become profitable). As a result of the designation of RheothRx/Flocor as an Orphan Drug, if the Company is the first manufacturer to obtain FDA approval to market Flocor for treatment of sickle cell crisis, the Company will obtain a seven-year period of marketing exclusivity beginning from the date of its approval. During this period, the FDA cannot approve the same drug for the same use from another sponsor. In March 1990, RheothRx also received Orphan Drug designation for the treatment of severe burns.

         In 1995, results from a 2,900 patient RheothRx trial indicated unacceptable side effects at doses that provided therapeutic benefit to heart attack victims. As a result, CytRx's licensee, Glaxo Wellcome PLC, returned the rights to RheothRx to the Company. CytRx believes that RheothRx/Flocor still offers opportunity in treating sickle cell crisis and other vascular-occlusive disorders. In June 1996, CytRx was awarded a composition of matter patent on Flocor.

         Flocor is an intravenous solution that has the unique property of improving blood flow. The Company believes that Flocor has significant potential in treating a variety of vascular-occlusive diseases where blood flow is restricted. CytRx has chosen the painful vascular-occlusive crisis associated with sickle cell anemia as its first development priority. Currently there is no effective treatment to alleviate the pain and suffering sickle cell anemia patients in crisis must endure. Sickle cell anemia primarily affects African-Americans. It is an inherited abnormality of hemoglobin, the oxygen-carrying molecule in red blood cells. Under conditions of low blood oxygen, which is generally caused by dehydration or stress, the sickle cell victim's hemoglobin becomes rigid. This causes red blood cells to lose their normal flexibility. The cells become rough, sticky and irregularly shaped, often looking like sickles, which gives the disease its name.

         These deformed cells cannot easily flow through the smaller blood vessels of the body and tend to clump together, forming occlusions which impede blood flow. The occlusions deprive tissues of vital oxygen which can result in tissue death, inflammation and intense throbbing pain. Patients suffering from sickle cell disease may experience several crisis episodes each year. Hospitalization is required when pain becomes too much to bear. As there is currently no effective treatment to alleviate the crisis, patients only receive injectable morphine, fluids and rest. Aside from causing considerable pain and suffering, these crisis episodes slowly destroy vital organs due to their deprivation of oxygen. As a result, the life expectancy of sickle cell victims is about twenty years shorter than those without the disease.

         Estimates place the number of persons suffering from sickle cell anemia in the U.S. at about 60,000. There are about 100,000 hospital admissions annually to treat sickle cell patients undergoing acute vascular-occlusive crisis caused by the disease. On average, these patients require in-patient treatment for 7.2 days, resulting in significant healthcare costs. A recent study indicated that each year an average sickle cell patient consumes about $25,000 in hospital goods and services while seeking treatment for his or her pain.

         Flocor's unique surface-active properties decrease blood viscosity and enable the rigid sickled cells to become more flexible, thus allowing easier passage of blood cells through narrow blood vessels.

         A Phase II human clinical trial conducted by Burroughs Wellcome Co. has indicated trends towards reducing the duration of sickle cell crisis and associated hospital stay when Flocor is used. Also, the trial indicated that Flocor significantly reduced use of medication required to alleviate the severe pain. CytRx has conducted small safety and dose ranging studies with the new purified material and is preparing to conduct a larger Phase III trial.

         The Company believes that Flocor has the potential to be an effective treatment for other vascular-occlusive diseases as well. Once the sickle cell program is underway, CytRx plans to explore the opportunities with Flocor in significant diseases such as Acute Respiratory Distress Syndrome (ARDS) and stroke. However, CytRx's current strategy is to focus its efforts and resources on gaining approval for the acute crisis of sickle cell anemia.

         CytRx is also developing Protoxtm as a treatment for tuberculosis as well as for use in combination with certain antibiotic and anti-viral compounds to enhance their uptake and resulting effectiveness. Protox is currently in preclinical development.

         VAXCEL

         Vaxcel is currently engaged in the development and commercialization of Optivax(R), the tradename for a family of proprietary nonionic block copolymers which may augment or modulate the immune response to vaccines when administered injectably. Vaxcel believes Optivax may improve the effectiveness and/or convenience of existing vaccines and may contribute to the development of new vaccines. Vaxcel and its institutional/corporate collaborators have conducted preclinical studies in which Optivax appears to act both as a delivery system and as a vaccine adjuvant. In addition, a Phase I human clinical trial was initiated by Vaxcel in early 1996 and completed in February 1997 which indicated both safety and adjuvant activity of Optivax in humans.

         Vaxcel's business strategy is to license Optivax on a vaccine-by-vaccine basis to pharmaceutical and biotechnology companies engaged in vaccine research and development. Under such arrangements, these companies would combine Optivax with their vaccines and assume responsibility for product development, regulatory approval and marketing at their expense. In return, Vaxcel would receive license fees, milestone payments, and royalties on sales. At present, Vaxcel has entered into option agreements for the development of Optivax with Medeva PLC and Connaught Laboratories, Inc. and a license agreement with Corixa Corporation.

         As a result of the merger of Zynaxis and Vaxcel Merger Sub, Vaxcel acquired the PLG microencapsulation and mucoadhesive vaccine technologies of Zynaxis. These technologies are complimentary to Vaxcel's technology, as Optivax is primarily focused on enhancing the effectiveness of injectable vaccines, while the Zynaxis technologies are primarily targeted toward development of vaccines for oral and mucosal delivery. CytRx and Vaxcel believe the Zynaxis oral delivery technologies may have commercial application for many marketed vaccines currently administered by parenteral injection, as well as certain new vaccines under development. In addition, the Zynaxis technologies can be administered alone or in combination with other vaccine carriers, delivery systems, and adjuvants. Similar to Optivax, Vaxcel's business strategy for the Zynaxis technologies is to license these technologies to companies engaged in vaccine research and development. In September 1995, ALK A/S, a Danish company, executed a development and licensing agreement with Zynaxis which granted ALK exclusive, worldwide rights to evaluate and develop the Zynaxis technologies for oral delivery of bioactive substances for the treatment of allergies. ALK is a world leader in the preparation and standardization of allergen extracts for allergy immunotherapy. ALK is currently conducting a Phase II human clinical trial.

         VETLIFE

         VetLife, a food animal health company with its North American beef cattle implant operations in Winterset, Iowa and Overland Park, Kansas, is focused on marketing and distributing novel technologies to enhance North American beef cattle productivity and end-product quality without compromising human food safety or the environment. VetLife currently markets a line of cattle implants and value-added services to corporate feedlot operators, major beef cattle product distributors, veterinarians and consulting nutritionists. VetLife is also engaged in developing technologies to improve the value of food animal products. Technologies being researched include a nonantibiotic growth promoter for use in poultry and swine, novel adjuvants to enhance animal vaccines, and antibiotic potentiators to overcome antibiotic resistance or reduce the level of drug required.

         In 1996, VetLife entered into worldwide manufacturing, marketing, and distribution alliances with two companies which are pioneers and established participants in the cattle growth implant business, Ivy Laboratories, Inc. and Elanco Animal Health. The Ivy agreement allows VetLife to market and distribute Ivy's line of FDA approved cattle growth products and devices in North America. Pursuant to the Elanco Agreement, VetLife became Elanco's exclusive supplier of cattle growth promotant products. These alliances position VetLife to offer the most complete line of cattle implant products currently available to the United States market.

         VetLife currently offers seven cattle growth implants, including Compudose(R) and Component(TM) E-S, E-H, E-C, T-S, T-H, and TE-S. VetLife anticipates launching four new cattle implant products by the second quarter of 1999. All Component(TM) implants are designed to be administered by the Component One Gun(TM) implant device, a patented, controlled-pressure implant "gun" that permits precise implantation in one efficient motion. Utilization of the One Gun(TM) device reduces feedlot operators' implant costs by materially decreasing implant errors. VetLife also packages its Component(TM) implants using a unique color-coded packaging system that distinguishes different implant types.

         The effectiveness of VetLife's cattle implants are enhanced by cattle implant programs and services tailored to meet specific customer objectives. VetLife's V*Net(TM) Implant Management System is a powerful database that helps producers, consultants and veterinarians implement specific, real-time implant management decisions and recommendations. The V*Net System provides access to information on hundreds of implant management trials that enable VetLife to design a customized implant program for any cattle producer. VetLife also has a novel Benchmark(TM) Program which enables producers to compare their own implant programs with othER Benchmark(TM) feedlots on a quarterly basis.

         Regulations imposed by the United States government and other countries require a demonstration of the safety and efficacy of new animal drugs in the target animal as well as human food safety prior to marketing. See "Government Regulation." There can be no assurance that any particular development program of the Company will lead to the development of a marketable product, that any such product will be approved by the appropriate regulatory agencies or that any approved product will be profitable.

         PROCEUTICS

         Proceutics was formed in 1995 and commenced formal operations in January 1996. Proceutics is targeting a growing need within biopharmaceutcal companies by providing high-value, high-quality pharmaceutical development services to supplement pre-IND activities. Proceutics provides a wide range of client services including analytical method development and analysis, quality control testing, pharmaceutics, stability program management, regulatory compliance and consultation, manufacturing, packaging and labeling of clinical supplies, and bioanalytical method development and analysis.

         Proceutics' customer base targets three distinct drug development segments. First are large pharmaceutical companies that have more compounds under development than available people or facilities. The second customer target is small biotechnology and drug development startup companies that do not have the money and time to construct validated facilities to carry out their testing requirements. The third group is generic drug distributors that need to do testing in support of generic drug development.

         Proceutics has found established pharmaceutical companies to be a good customer base since they have so much work to do, need reliable outsourcing alternatives and, when satisfied with the work, they keep sending new business. Proceutics' business objective is to provide quality service at a fair price that is delivered on time. The Company anticipates that Proceutics will successfully meet the objective as Proceutics continues to add new clients, and generates repeat business from satisfied clients.

OTHER PRODUCTS AND SERVICES

         CytRx manufactures, markets and distributes TiterMax(R), an adjuvant used to produce cell mediated anD humoral responses in research animals. The keys to the potency of TiterMax lie in its immunostimulatory activity and the formation of stable water-in-oil emulsions. TiterMax aids in the antigen's effective presentation to the immune system without the toxic effects of other research adjuvants.

         CytRx also has a small group of human resource professionals who, in addition to their services to the Company, provide recruiting services to third parties under the name of Spectrum Recruitment Research.

MANUFACTURING

         The Company maintains a portion of its Norcross, Georgia headquarters as a pilot manufacturing facility in order to produce the bulk clinical supply ingredients for its product development programs. Production of the final dosage form of materials for use in clinical trials will be performed by third party manufacturers. The Company's pilot facility is intended for manufacture of investigational supplies of certain of the Company's products under development and is generally not large enough to produce quantities of product adequate for commercial purposes. The process used in the pilot facility also may require modification to achieve commercial scale. If the Company modifies its manufacturing process or changes the source or location of product supply, regulatory authorities will require the Company to demonstrate that the material produced from the modified or new process or facility is equivalent to the material used in the Company's clinical trials. Further, any manufacturing facility and the quality control and manufacturing procedures used by the Company for the commercial supply of a product must comply with applicable Occupational Safety and Health Act ("OSHA"), Environmental Protection Act ("EPA"), and FDA standards, including Good Manufacturing Practice regulations.

         Cattle growth products marketed and distributed by Vetlife are manufactured under contract by IVY and Elanco.

PATENTS AND PROPRIETARY TECHNOLOGY

         CytRx considers the protection of its discoveries and inventions critical to its business. The Company seeks patent protection for its technology when deemed appropriate and has filed patent applications in the United States and selected foreign countries covering several general product areas, including technology licensed from Emory University (see below) and others. There can be no assurance that patent applications which have been or will in the future be filed by the Company will result in the issuance of any patents, or, if issued, that such patents will provide sufficient protection or be of commercial benefit to CytRx and its licensees.

         Pursuant to an agreement with Emory University ("Emory") whereby certain basic research was performed by the Company utilizing the research facilities and support staff at Emory, Emory will be assigned the rights to all patents acquired as a result of discovery activities conducted at Emory on behalf of CytRx. Emory has granted CytRx exclusive worldwide licenses to these patents. Emory is entitled to receive royalty payments on sales made by CytRx of products covered by the licensed patents, and on payments received by CytRx as a result of sales of such products made by a third party. In the event that patents are not issued with respect to a particular class of products, the Company's license with respect to that class of products will terminate.

COMPETITION

         Many companies, including large pharmaceutical, chemical and biotechnology firms with financial resources, research and development staffs, and facilities that are substantially greater than those of the Company, are engaged in the research and development of pharmaceutical products that could compete with the products under development by the Company. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and/or such products may be more effective than those under development by the Company or its licensees and corporate partners. The Company competes in this research and development environment by attempting to develop its products and technologies in an innovative and timely fashion that would provide the Company with an advantage in the licensing and/or marketing of its products and technologies.

GOVERNMENT REGULATION

         Regulations imposed by the United States government and other countries require a demonstration of the safety and efficacy of new animal drugs in the target animal as well as human food safety prior to marketing. There can be no assurance that any particular development program of the Company will lead to the development of a marketable product, that any such product will be approved by the appropriate regulatory agencies or that any approved product will be profitable.

         The marketing of pharmaceutical products requires the approval of the FDA and comparable regulatory authorities in foreign countries. The FDA has established guidelines and safety standards which apply to the pre-clinical evaluation, clinical testing, manufacture and marketing of pharmaceutical products. The process of obtaining FDA approval for a new therapeutic product
(drug) generally takes several years and involves the expenditure of substantial resources. The steps required before such a product can be produced and marketed for human use in the United States include preclinical studies in animal models, the filing of an Investigational New Drug ("IND") application, human clinical trials and the submission and approval of a New Drug Application ("NDA"). The NDA involves considerable data collection, verification and analysis, as well as the preparation of summaries of the manufacturing and testing processes, preclinical studies, and clinical trials. The FDA must approve the NDA before the drug may be marketed. There can be no assurance that the Company will be able to obtain the required FDA approvals for any of its products.

         The manufacturing facilities and processes for the Company's products, whether manufactured directly by the Company or by a third party, will be subject to rigorous regulation, including the need to comply with Federal Good Manufacturing Practice regulations. The Company is also subject to regulation under the OSHA, the EPA, the Nuclear Energy and Radiation Control Act, the Toxic Substance Control Act and the Resource Conservation and Recovery Act.

ENVIRONMENTAL PROTECTION

         The Company's pharmaceutical development center is exempt from the CFR (40-Part 370) hazardous chemical reporting. The facility is classified as a small quantity generator of hazardous waste, which includes radio-isotopes, biological and chemical hazards. Such waste is removed by a qualified waste hauler. The Company has established a Corporate Safety Committee to oversee its Health and Safety Policy which defines procedures for identification of risks posed to employees from hazardous material and training of employees in the proper handling and disposal of such materials.

         During 1993 and 1994 the Company incurred approximately $2.6 million to expand and renovate its pharmaceutical development facility. These expenditures included amounts related to the installation of a single pass air handling system with HEPA filters for the exhaust air from Biosafety Level III and radiological hoods. Also included were the installation of backflow prevention devices and acid dilution basins to neutralize waste water leaving the facility. During 1996 and 1997 compliance with federal, state and local regulations pertaining to environmental standards did not have a material effect upon the capital expenditures or earnings of the Company.

EMPLOYEES

         As of September 30, 1997, the Company had 72 full-time and 2 part-time employees.

PROPERTIES

         The Company's executive offices and operational facilities, consisting of an aggregate of approximately 30,700 square feet, are located on property owned by the Company at 150 and 154 Technology Parkway, Norcross, Georgia. These facilities include approximately 20,000 square feet of laboratories, pilot manufacturing, and associated space.

         The Company also leases approximately 3,500 square feet of office and warehouse space in Winterset, Iowa and 600 square feet of office space in Overland Park, Kansas in support of Vetlife's Cattle Business Unit activities.

         The above-mentioned facilities are in satisfactory condition and suitable for the particular purposes for which they were acquired or constructed and are adequate for present operations.

                              SELLING STOCKHOLDERS

         The Company expects that the Selling Stockholders offering Shares under this Prospectus will consist almost entirely of the Investors in the Note Sale. The Company expects that almost all of the Shares offered pursuant to this Prospectus are shares of Common Stock into which the Debentures are convertible or for which the Warrants are exercisable. At the time of this Prospectus, none of the Debentures have been converted and none of the Warrants have been exercised.

         Prior to any use of this Prospectus in connection with an offering of Shares, this Prospectus will be supplemented to set forth the names of the Selling Stockholders intending to sell such Shares, the number of shares beneficially owned by the Selling Stockholders and the aggregate principal amount of Shares to be offered.

         None of the Selling Stockholders is now, nor has been, an officer, director or employee of the Company nor has had a material relationship with the Company in the three years immediately preceding the date of this Prospectus.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 18,750,000 shares of Common Stock, par value $.001 per share, and 1,000 shares of Preferred Stock, par value $.01 per share. The following description of the capital stock is qualified in all respects by reference to the Restated Certificate of Incorporation, and Restated Bylaws, as amended, of the Company, copies of which are on file at the Company's principal executive offices.

COMMON STOCK

         The holders of shares of the Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of preferred stock designated by the CytRx Board of Directors from time to time, the holders of shares of the Common Stock are entitled to such dividends as may be declared from time to time by the CytRx Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders. Except as otherwise required by law, each holder of shares of Common Stock is entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

PREFERRED STOCK

         The Company is authorized to issue 1,000 shares of Preferred Stock, all of which the Company has designated Series A Junior Participating Preferred Stock. Each share of Preferred Stock is entitled to one vote, voting separately as a class with any capital stock that comprises the Reference Package, on all matters voted on by the stockholders, including the election of directors. In addition, holders of Series A Participating Preferred Stock shall be paid dividends, (a) on each date dividends or other distributions payable in Common Stock are payable on or in respect of Common Stock comprising part of the Reference Package, in an amount per whole share of Series A Participating Preferred Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock) that would be payable on such date to a holder of the Reference Package, and (b) for each share of Series A Participating Preferred Stock, on the last day of March, June, September and December of each year, $1.00, less the aggregate per share dividend paid to such holder during the previous three month period ending on such last day. Upon liquidation of the Company, each holder of Preferred Stock is entitled to the greater of (i) $1.00 per share or (ii) the aggregate amount distributed to a holder of a Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared. The "Reference Package" means initially, 100 shares of the Common Stock, subject to adjustment.

STOCK PURCHASE RIGHTS

         Effective April 16, 1997, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of the Company's Common Stock to stockholders of record at the close of business on May 15, 1997 and for each share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Separation Time. Each Right entitles the registered holder to purchase from the Company one Unit, equal to 1/10,000th of a share of the Company's $.01 par value per share preferred stock at a purchase price of $30 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

         Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and the Separation Time will occur upon the earlier of (i) ten business days (unless otherwise accelerated or delayed by the Board) following public announcement that an Acquiring Person has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Common Stock (a "Flip-In Date"), or (ii) ten business days (unless otherwise delayed by the Board) following the commencement of a tender offer or exchange offer that would result in the person or group beneficially owning 15% or more of the then outstanding shares of Common Stock. An Acquiring Person does not include (a) any person who is a beneficial owner of 15% or more of the Common Stock on April 16, 1997 (the date of adoption of the Rights Agreement), unless such person or group shall thereafter acquire beneficial ownership of additional Common Stock, (b) a person who acquires beneficial ownership of 15% or more of the Common Stock without any intention to affect control of the Company and who thereafter promptly divests sufficient shares so that such person ceases to be the beneficial owner of 15% or more of the Common Stock, or
(c) a person who is or becomes a beneficial owner of 15% or more of the Common Stock as a result of an option granted by the Company in connection with an agreement to acquire or merge with the Company prior to a Flip-In Date.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without approval of the Board of Directors. Accordingly, the Rights may cause potential purchasers of the Company to lose interest in any potential purchase, regardless of whether such purchase would be beneficial to the Company and its stockholders.

SPECIAL PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

         Certain provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

         Classified Board of Directors. In its 1997 annual meeting, the stockholders of the Company voted to classify its board of directors. As a result of the classification of the board of directors, at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of the Company board, except in the event of vacancies resulting from removal for cause (in which case the remaining directors would fill the vacancies so created). It should also be noted that the classification provision will apply to every election of directors, rather than only an election occurring after a change in control. The classification of directors has the effect of making it more time-consuming to change majority control of the Company's Board of Directors, and accordingly may cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders.

         Number of Directors; Removal of Directors. The Restated Bylaws of the Company provide that the number of directors will be fixed from time to time with the approval of two-thirds of the of Board of Directors or the affirmative vote of at least 80% of the issued and outstanding shares of the Company's Common Stock. Moreover, the Restated Bylaws provides that directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

         Stockholder Nominations and Proposals. The Company's Restated Bylaws contain a provision requiring a stockholder to give notice, not later than the number of days specified in Rule 148(a)(4) of the Exchange Act (currently 120 days), of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or a director nomination at a stockholder meeting without the Company having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing the directors of the Company with more time to prepare an opposition to a proposed change in control.

         Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law (the "DGCL") ("Section 203") applies to the Company and generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (I) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder, (ii) the Interested Stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an Interested Stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

         The Company's stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. Neither the Restated Certificate of Incorporation nor the Restated Bylaws presently exclude the Company from the restrictions imposed by Section 203, and the restrictions imposed by Section 203 apply to the Company. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have a depressing effect on the market price of the Common Stock. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

TRANSFER AGENT

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, in New York, New York.

                              PLAN OF DISTRIBUTION

         Pursuant to a Registration Rights Agreement dated as of October 22, 1997 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein, entered into in connection with the Note Sale, the Registration Statement (the "Registration Statement") of which this Prospectus forms a part was filed with the Commission covering the resale of the Shares. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until October 22, 1999 (or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Securities by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

         Sales of the Shares may be effected by or for the account of the Selling Stockholders from time to time in transactions on any exchange or market on which the Shares are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         At the time a particular offering of the Shares is made and to the extent required, the name or names of the Selling Stockholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Stockholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

         Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Shares offered by the Selling Stockholders hereby, except that the Selling Stockholders will pay all underwriting discounts, selling commissions, if any, and all fees and disbursements for their counsel, except for one counsel to all the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Stockholders may be required to make in respect thereof.

         To comply with the securities laws of certain jurisdictions, if applicable, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Selling Stockholders by Alston & Bird, Atlanta, Georgia.


                              INDEPENDENT AUDITORS

         The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                      PAGE
Incorporation of Certain Documents by Reference
Summary
Risk Factors
Business
Selling Stockholders
Description of Capital Stock
Plan of Distribution
Legal Matters
Independent Auditors






                                 603,000 Shares

                                CYTRX CORPORATION



                                  COMMON STOCK






                                   PROSPECTUS

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the Common Stock are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

Securities and Exchange Commission Registration Fee.............................    $ 696.74
Auditors' Fees and Expenses.....................................................        *
Legal Fees and Expenses.........................................................        *
                                                                                        *
Transfer Agent and Registrar Fees...............................................        *
Miscellaneous...................................................................        *
         Total..................................................................    $   *
                                                                                    ========
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the Company's Restated Certificate of Incorporation, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all of the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceedings arising out of actions of such person in his official capacity and as to actions in another capacity while holding such office.

         In addition, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.

         The Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the directors or officers, including liabilities under the Securities Act. The Company believes that these provisions of its Restated Certificate of Incorporation and Restated Bylaws are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



    EXHIBIT
     NUMBER                          EXHIBIT DESCRIPTION
    -------                          -------------------

      3.1         Restated Certificate of Incorporation of the Registrant

      3.2 Restated Bylaws of the Registrant, as amended (Incorporated herein by reference to Exhibit 4.2 to the Registrant's registration statement or Form S-8 filed July 21, 1997)

      3.3 Shareholder Protection Rights Agreement dated April 16, 1997 between CytRx Corporation and American Stock Transfer & Trust
                  Company as Rights Agent (Incorporated herein by reference to Exhibit 4.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1997, File Number 000-15327)

      4.1         See Exhibits 3.1-3.3 for provisions of the Restated
                  Certificate of Incorporation and Restated Bylaws, as amended, defining the rights of the holders of Common Stock of the Registrant

      5*          Opinion of Alston & Bird

     23.1*        Consent of Alston & Bird (included in Exhibit 5 above)

     23.2         Consent of Ernst & Young

     24           Powers of Attorney (see Page II-4)



---------------
*To be filed by amendment.


ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, and State of Georgia, on November 5, 1997.


                                        CYTRX CORPORATION

                                        By: /s/ Jack J. Luchese
                                           --------------------------
                                           Jack J. Luchese
                                           President and Chief Executive
                                           Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jack J. Luchese and Mark W. Reynolds and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 5, 1997.

              SIGNATURE                                  TITLE
              ---------                                  -----
        /s/ Jack J. Luchese         Director, President and Chief Executive Officer
----------------------------------  (Principal Executive Officer)
          Jack J. Luchese


         /s/ Jack L Bowman          Director
----------------------------------
          Jack L. Bowman

     /s/ Raymond C. Carnahan, Jr.   Director
----------------------------------
       Raymond C. Carnahan, Jr.

            /s/ Max Link            Director
----------------------------------
               Max Link

     /s/ Herbert H. McDade, Jr.     Director
----------------------------------
      Herbert H. McDade, Jr.